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                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12.

                          GENENCOR INTERNATIONAL, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                      [Genencor International, Inc. Logo]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 3, 2001

     The Annual Meeting of Stockholders of GENENCOR INTERNATIONAL, INC. will be held at our offices, 925 Page Mill Road, Palo Alto, California 94304, on Thursday, May 3, 2001, at 10:00 a.m., local time, for the following purposes, which are more fully described in the accompanying proxy statement:

     1. The election of three directors.

     2. The approval of the Genencor International, Inc. Employee Stock Purchase Plan.

     3. The approval of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2001.

     4. The transaction of such other business as may properly come before the meeting or any adjournment of the meeting.

     Our board of directors has fixed the close of business on March 16, 2001 as the record date for determining the stockholders who are entitled to receive notice of and to vote at the meeting and at any adjournments of the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Stuart L. Melton
                                          Secretary
Dated: April 2, 2001

                          GENENCOR INTERNATIONAL, INC.
                               925 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304

                                PROXY STATEMENT

                                    GENERAL

     We are furnishing this proxy statement to stockholders in connection with our board of directors' solicitation of proxies to be used at our annual meeting of stockholders, which will be held on Thursday, May 3, 2001, and at any adjournments of the meeting. This proxy statement and the accompanying form of proxy are being first mailed to our stockholders on or about April 2, 2001. When properly executed and received by our Secretary prior to the meeting, the proxy will be voted as specified in the proxy, unless the proxy is revoked by filing with the Secretary prior to the meeting a written revocation or a properly executed proxy bearing a later date. Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the three director nominees named in this proxy statement and, unless otherwise indicated, FOR each of the other two proposals described in this proxy statement and in the accompanying notice of meeting.

     As of March 16, 2001, the record date for the meeting, there were 59,909,436 shares of our common stock outstanding. Only holders of common stock of record on our books at the close of business on March 16, 2001 are entitled to receive notice of and to vote at the meeting and at any adjournments of the meeting. Each such stockholder is entitled to one vote for each share of common stock registered in his or her name. A majority of the outstanding common stock, represented in person or by proxy at the meeting, will constitute a quorum for the transaction of all business at the meeting. Directors will be elected by a plurality of the votes cast at the meeting. The affirmative vote of a majority of the shares of common stock present at the meeting, in person or by proxy, without regard to broker non-votes, will be required to approve each of the other two proposals described in this proxy statement and in the accompanying notice of meeting. Shares as to which "Abstain" has been selected on the accompanying proxy will be counted as shares present and entitled to vote for purposes of establishing a quorum, and will have the same effect as a vote against the matter. Stockholders are not entitled to cumulate votes in the election of directors.

     We will bear the cost of soliciting proxies. In addition to solicitation by use of the mails, our directors, officers or regular employees, without extra compensation, may solicit proxies personally or by telephone or other telecommunication. We have requested persons holding stock for others in their names or in the names of nominees to forward soliciting material to the beneficial owners of those shares and we will, if requested, reimburse those persons for their reasonable forwarding expenses.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth the beneficial ownership of our common stock as of March 16, 2001 by:

          - each person who is known to us to own beneficially more than 5% of our common stock;

          - each of the named executives and each of our directors who beneficially own shares of common stock; and

          - all of our executive officers and directors as a group.

     We have calculated beneficial ownership based on SEC requirements. Unless otherwise indicated below, each stockholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by him or it. The address of each individual listed in the table is Genencor International, Inc., 925 Page Mill Road, Palo Alto, California 94304.

                                                                    COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                              ------------------------
                                                              NUMBER OF
BENEFICIAL OWNER                                                SHARES      PERCENTAGE
----------------                                              ----------    ----------
Eastman Chemical Company (1)................................  25,000,000      41.7%
Danisco A/S (2).............................................  25,000,000      41.7%
W. Thomas Mitchell..........................................     351,500       0.6%
Stuart L. Melton............................................     219,040(3)       *
Raymond J. Land.............................................     218,360(4)       *
Michael V. Arbige...........................................     219,750(5)       *
Richard J. Ranieri..........................................     217,500          *
Soren Bjerre-Nielsen........................................       2,025          *
James L. Chitwood...........................................       6,190          *
Juha Kurkinen...............................................       1,400          *
Robert H. Mayer.............................................       1,400          *
David M. Pond...............................................       5,240(6)       *
James P. Rogers.............................................       5,240(6)       *
All executive officers and directors as a group (17
  persons)..................................................   1,889,045       3.2%

---------------

* Less than 0.5%.

(1) Eastman Chemical Company's address is 100 N. Eastman Road, Kingsport, Tennessee 37660. Eastman Chemical Company and its employees, Dr. Chitwood, Dr. Pond and Mr. Rogers, could be deemed to beneficially own the shares held by each other. However, they disclaim such beneficial ownership, and it is not reflected on this table.

(2) An affiliate of Danisco A/S, Danisco Finland OY, owns 12,500,000 shares of our common stock. Its address is Keilaranta a, Espoo Finland. Another Danisco affiliate, A/S PSE 38 nr. 2024, owns 12,500,000 shares of our common stock. Its address is Langebrogade 1 1411 Copenhagen K, Denmark. Danisco A/S and its employees, Mr. Bjerre-Nielsen, Mr. Kurkinen and Dr. Mayer, could be deemed to beneficially own the shares held by each other. However, they disclaim such beneficial ownership, and it is not reflected on this table.

(3) Includes 1,540 shares held by members of Mr. Melton's family, as to which he disclaims beneficial ownership.

(4) Includes 560 shares held by members of Mr. Land's family, as to which he disclaims beneficial ownership.

(5) Includes 2,200 shares held by members of Dr. Arbige's family, as to which he disclaims beneficial ownership.

(6) These shares are owned jointly with his wife.

                             ELECTION OF DIRECTORS

     We currently have ten directors. Our restated certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, only a portion of our board of directors is elected each year.

     Three of our ten directors are to be elected by the stockholders at the meeting, each to hold office for a three-year term expiring in 2004 or until his successor is duly elected and qualified. The board of directors recommends the election of the three nominees named below, all of whom are currently members of our board of directors. Unless authority to vote for any or all of the nominees is specifically withheld according to the instructions, proxies in the enclosed form will be voted FOR the election of each of the three nominees named below.

     Our board of directors does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur before the proxies are voted, the persons named in the enclosed proxy reserve the right to vote for such substitute nominees as they, in their discretion, determine.

                       PROPOSED FOR ELECTION AS DIRECTORS
                     FOR A THREE-YEAR TERM EXPIRING IN 2004

                                                                DIRECTOR
                    NAME AND BACKGROUND                          SINCE
------------------------------------------------------------    --------
JUHA KURKINEN, age 48, is Group General Counsel of Danisco        2000
  A/S, a position he has held since 1999. Mr. Kurkinen
  joined Cultor Corporation in 1983 as General Counsel and
  held that position until 1999 when Cultor and Danisco
  merged. Mr. Kurkinen also serves as President and a member of the board of directors of Danisco Finland OY.
ROBERT H. MAYER, age 57, is currently Executive Vice              1999
  President of Danisco A/S, a position he has held since
  1999. Dr. Mayer joined Danisco A/S in 1981 and has been a
  member of its Executive Board since 1999. Dr. Mayer was
  the President of Danisco USA from 1981 until 1999.
DAVID M. POND, age 58, is currently Vice President, Chemical      1999
  Technology at Eastman Chemical Company, a position he has
  held since 1998. Dr. Pond has held various research and
  management positions since joining Eastman Chemical
  Company in 1970, including Vice President, Technical
  Service and Development from 1996 to 1997 and Director,
  Technical Service and Development from 1991 until 1995.

                      DIRECTORS WHOSE TERMS DO NOT EXPIRE
                                 AT THE MEETING

     The following table sets forth information concerning each of our directors whose term in office does not expire at the meeting.

                                                              DIRECTOR     TERM
                    NAME AND BACKGROUND                        SINCE      EXPIRES
------------------------------------------------------------  --------    -------
W. THOMAS MITCHELL, age 55, is our President and Chief          2000       2003
  Executive Officer, a position he has held since 1991. He
  became our Chairman of the Board in 2000. Prior to 1991,
  he served as our Executive Vice President, Operations. Mr.
  Mitchell was a key member of the management team that
  formed Genencor in 1990. From 1969 until 1990, Mr.
  Mitchell worked at Eastman Kodak Company in a variety of
  management positions in engineering and manufacturing
  functions.
SOREN BJERRE-NIELSEN, age 48, is currently Executive Vice       1999       2002
  President and Chief Financial Officer of Danisco A/S, a
  position he has held since 1995, and has been a member of
  the Danisco A/S Executive Board since 1995. Prior to
  joining Danisco A/S, Mr. Bjerre-Nielsen was employed by
  Deloitte & Touche.

                                                              DIRECTOR     TERM
                    NAME AND BACKGROUND                        SINCE      EXPIRES
------------------------------------------------------------  --------    -------
JAMES L. CHITWOOD, age 58, is Senior Vice President and         1999       2002
  Chief Technology Officer of Eastman Chemical Company,
  where he leads the Corporate Strategy Team. From 1996 to
  1999, Dr. Chitwood was Senior Vice President of Eastman
  Chemical Company responsible for operations outside North
  America. He also assumed the responsibility of President,
  Europe, Middle East and Africa Region, effective December
  1, 1996, and relocated in September 1996 to Eastman's
  regional headquarters in The Hague, Netherlands. From 1994 to 1996, Dr. Chitwood was Senior Vice President
  responsible for all of Eastman's business. Before being
  appointed to that position, Dr. Chitwood was Group Vice
  President of the Specialty Business Group of Eastman, a
  position he assumed in 1991.
BRUCE C. COZADD, age 37, is Executive Vice President and        2000       2003
  Chief Operating Officer of ALZA Corporation, a position he has held since 2000. Mr. Cozadd has been with ALZA
  Corporation since 1991 where he has held various
  management positions, most recently Senior Vice President
  and Chief Financial Officer. Mr. Cozadd currently serves
  on the board of directors of LabVelocity, Inc.
JOSEPH A. MOLLICA, age 60, is Chairman, President and Chief     2000       2002
  Executive Officer of Pharmacopeia, Inc., a position he has held since 1993. From 1987 to 1993, Dr. Mollica was
  employed by the DuPont Merck Pharmaceutical Company where, from 1991 to 1993, he served as President and CEO, and
  previously as Vice President, Medical Products for DuPont.
  At Ciba-Geigy, where he was employed from 1966 to 1986, he served in a variety of positions of increasing
  responsibility rising to Senior Vice President of
  Ciba-Geigy's Pharmaceutical Division. Dr. Mollica
  currently serves on the boards of directors of
  Pharmacopeia, Inc., Impath, Inc., Nexell Therapeutics Inc.
  and Neurocrine Biosciences, Inc.
NORBERT G. RIEDEL, age 43, was recently appointed Chief         2000       2003
  Scientific Officer of Baxter International Inc. Prior to
  this appointment, he was President of the Recombinant
  Strategic Business Unit of Baxter Hyland Immuno, a
  division of Baxter Healthcare Corporation, a position he
  had held since 1998. Prior to joining Baxter, Dr. Riedel
  served as the Head of Global Biotechnology and Global Core
  Research Functions at Hoechst Marion Roussel, Inc. (now
  Aventis). Dr. Riedel currently serves on the boards of
  directors of MediGene AG and Genome Therapeutics
  Corporation.
JAMES P. ROGERS, age 50, is currently Senior Vice President     1999       2002
  and Chief Financial Officer of Eastman Chemical Company,
  which he joined in 1999. From 1992 until 1999, Mr. Rogers
  held various positions at GAF Corporation and
  International Specialty Products, Inc., including, from
  1993 to 1999, Executive Vice President and Chief Financial
  Officer of GAF Corporation and of certain affiliated and
  successor entities of GAF, including G-I Holdings, Inc.*

---------------

* On January 5, 2001, G-I Holdings announced that it had filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of New Jersey to resolve asbestos liability claims. This information is included in this proxy statement pursuant to Item 7(b) of Regulation 14A of the SEC's proxy rules, which requires the description of the filing of a petition in bankruptcy during the past five years by any corporation of which a director of Genencor was an executive officer within two years before the time of such filing.

BOARD COMPOSITION AND COMMITTEES

     During 2000, the board of directors held four meetings. Each director then in office attended at least 75% of the board meetings and meetings of the board committees on which he served, with the exception of Dr. Riedel, who could not attend the one meeting held after his election. The board has an audit committee, a management development and compensation committee and a committee on directors.

     The current members of the audit committee are Mr. Cozadd (Chair), Dr. Mollica and Dr. Riedel. The audit committee makes recommendations to the board of directors regarding the selection of our independent auditors, reviews the scope of audit and other services by our independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of those audits. Our Audit Committee Charter, adopted by the board and included as Appendix A to this proxy statement, more specifically sets forth the duties and responsibilities of the audit committee. The audit committee's report relating to 2000 appears on page 14 of this proxy statement. The audit committee and its predecessor finance committee held four meetings during 2000.

     The current members of the management development and compensation committee are Dr. Riedel (Chair), Mr. Bjerre-Nielsen and Dr. Chitwood. The management development and compensation committee makes recommendations to the board regarding our stock and compensation plans, approves compensation of certain officers and management, and approves stock option grant levels. The management development and compensation committee's report relating to 2000 appears on page 10 of this proxy statement. The management development and compensation committee held four meetings during 2000.

     The current members of the committee on directors are Dr. Mollica (Chair), Dr. Mayer and Mr. Rogers. The committee on directors is charged with qualifying and recommending candidates for board membership, assessing the performance and compensation of the board and related duties to ensure appropriate board governance processes are in place and evaluated at regular intervals. It also considers and establishes procedures regarding recommendations for nomination to the board submitted by stockholders. Such recommendations should be sent to us, to the attention of the Secretary.

     We and our majority stockholders, Eastman Chemical Company and Danisco A/S, including their affiliates, are parties to a stockholders agreement which requires us to have a 10-member classified board of directors consisting of three directors nominated by Eastman Chemical Company, three directors nominated by Danisco A/S, our Chief Executive Officer and three independent directors. If Eastman Chemical Company or Danisco A/S reduces its ownership interest to less than 20% of our outstanding common stock, then its director nomination rights will be reduced to two directors, and its nomination rights will terminate when it owns 10% or less of our outstanding common stock.

  COMPENSATION OF DIRECTORS

     Prior to our initial public offering on July 28, 2000, our directors did not receive compensation for service as members of the board of directors. Since that date, we have made available to all non-employee directors, including employees of our majority stockholders: an initial discretionary grant of options to purchase up to 25,000 shares of our common stock, $1,000 for attendance at each board meeting, $500 for attendance at each meeting of a committee on which that director serves, and $25,000 per year. In addition, all directors receive travel expense reimbursement and director's liability insurance coverage. Currently, directors who are employees of our majority stockholders, Eastman Chemical Company, Danisco A/S and their affiliates, do not accept any compensation, including grants of options to purchase shares of our common stock, due to their internal policies.

     We paid our non-employee directors an aggregate of $17,204 in such fees during 2000. In addition, on October 25, 2000, we granted to Mr. Cozadd, Dr. Mollica and Dr. Riedel 10-year options to purchase 25,000 shares of common stock at $23.07 per share. These options become exercisable in three equal annual installments beginning on October 25, 2001.

  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During 2000, advisors for the following directors and executive officers inadvertently filed late with the SEC reports disclosing transactions in our common stock: Mr. Cozadd, Dr. Mollica, Dr. Riedel and Mr. Kurkinen each filed his initial report late; Dr. Chitwood and Mr. Rogers each filed late one report disclosing one transaction; and Mr. Land filed late one report disclosing three transactions. All of our directors and executive officers are now current in these filings. In making these statements, we have relied on the written representations of our directors and executive officers and copies of the reports that they have filed with the SEC.

                               EXECUTIVE OFFICERS

     We are currently served by eight executive officers, who are elected by the board of directors and serve until their successors are elected and qualified:

     W. THOMAS MITCHELL, age 55, has been our President and Chief Executive Officer since 1991. Further information about Mr. Mitchell is set forth above under "ELECTION OF DIRECTORS."

     MICHAEL V. ARBIGE, age 46, is our Senior Vice President, Technology, a position he has held since 1999. Since joining us in 1990, he has served variously as Vice President of Research, Vice President of Development, Senior Scientist and Director of Fermentation and Recovery. During his early tenure with our predecessor company, Dr. Arbige was the fermentation leader in the development of the first series of recombinant and protein engineered protease processes commercialized with The Procter & Gamble Company.

     DEBBY JO BLANK, age 49, joined us in May 2000 as our Chief Business Officer, Health Care and Agriculture. Prior to joining us, Dr. Blank was Executive Vice President at Isis Pharmaceuticals, Inc. from March 1999 until May 2000. Dr. Blank served as President and Chief Operating Officer of Cypress Bioscience, Inc. from 1996 until 1999. From 1994 until 1996, Dr. Blank was Senior Vice President, Marketing, for Advanced Technology Laboratories (ATL Ultrasound). At DuPont Merck Pharmaceutical Company, Dr. Blank was Vice President, Worldwide Marketing from 1992 until 1993, and Vice President, New Product Planning & Business Development from 1991 until 1992.

     CAROLE BETH COBB, age 43, is our Senior Vice President, Global Supply, a position she has held since 1999. Ms. Cobb joined us in 1990 and has served in various capacities, including Vice President of Global Manufacturing from 1997 until 1999, Plant Manager of our Cedar Rapids facility from 1995 until 1997, and Director, Business Development from 1990 until 1995. Before joining us, Ms. Cobb spent over nine years at Eastman Kodak Company, where she was a research engineer and product manager in the biotechnology area.

     RAYMOND J. LAND, age 56, is our Senior Vice President and Chief Financial Officer, a position he has held since joining us in 1997. Mr. Land has over 28 years of experience in financial and general management positions. From 1991 until 1997, he was Senior Vice President and Chief Financial Officer of The West Pharmaceutical Services Company. Prior to that, he was General Manager of a food division and held various financial positions at Campbell Soup Company.

     STUART L. MELTON, age 54, is our Senior Vice President, General Counsel and Secretary, positions he has held since joining us in 1990. From 1986 until 1990, he served as Director, Business Development, Corporate Commercial Affairs for Eastman Kodak Company. Mr. Melton has over 25 years of experience in private and corporate law practice.

     THOMAS J. PEKICH, age 52, is our Group Vice President, Industrial Chemicals, a position he has held since 1999. Mr. Pekich served as our Vice President of Grain Processing and Specialties from 1995 until 1999, and our Vice President for North American Manufacturing and Plant Manager of our Cedar Rapids facility from 1992 until 1995. Before joining us in 1990, Mr. Pekich spent over 15 years at Eastman Kodak Company in a variety of assignments, and played a major role in establishing Kodak's bio-products site in Cedar Rapids, which opened in 1991 as a Genencor facility.

     RICHARD J. RANIERI, age 49, is our Senior Vice President, Human Resources, a position he has held since 1993. Prior to joining us, Mr. Ranieri spent over 15 years with SmithKline Beecham, a worldwide healthcare company, in various human resource positions at the corporate and divisional level.

                             EXECUTIVE COMPENSATION

     The named executives shown on the following table were our Chief Executive Officer and our four other highest paid executive officers during 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                             ANNUAL COMPENSATION               -------------------------
                                   ----------------------------------------      AWARDS        PAYOUTS
                                                                    OTHER      ----------    -----------
                                                                    ANNUAL     SECURITIES
                                                                   COMPEN-     UNDERLYING       LTIP          ALL OTHER
       NAME AND PRINCIPAL                   SALARY      BONUS       SATION      OPTIONS/       PAYOUTS      COMPENSATION
            POSITION               YEAR      ($)         ($)       ($) (1)      SARS (#)         ($)           ($) (2)
       ------------------          ----    --------    --------    --------    ----------    -----------    -------------
W. Thomas Mitchell...............  2000    $437,746    $132,309    $155,688     100,000              -         $27,842
  President & CEO                  1999     383,850     248,586     276,363(3)  251,500       $800,300(6)       26,087
                                   1998     352,561     209,950           -           -         80,135(7)       25,406
Stuart L. Melton.................  2000     282,692      59,153     125,443      25,000              -          18,147
  Senior Vice President            1999     251,953     114,835     168,471(4)  192,500        626,250(6)       17,577
  and General Counsel              1998     239,686     103,500           -           -         67,210(7)       18,356
Raymond J. Land..................  2000     261,029      54,620     299,927(5)   25,000              -          17,682
  Senior Vice President,           1999     235,232     105,510           -     192,500        246,300(6)       17,082
  Finance & CFO                    1998     222,409      87,447           -           -         19,620(7)       17,082
Michael V. Arbige................  2000     235,769      49,335       7,696      25,000              -          10,200
  Senior Vice President,           1999     190,705      66,361           -     192,500        317,070(6)        9,600
  Technology                       1998     164,437      37,008           -           -         34,381(7)        9,600
Richard J. Ranieri...............  2000     222,454      46,548     306,208(8)   25,000              -          15,053
  Senior Vice President,           1999     198,426      89,045           -     192,500        464,350(6)       14,238
  Human Resources                  1998     190,448      82,800           -           -         54,285(7)       14,068

---------------

(1) Includes taxable relocation expenses and housing cost supplements pursuant to our senior executive relocation policy, tax equalization and tax preparation fees.

(2) In 2000, includes (a) contributions to a group universal life insurance supplemental fund (Mr. Mitchell - $14,426, Mr. Melton - $7,168, Mr.
    Land - $6,684, and Mr. Ranieri - $4,612); (b) long-term disability premiums (Mr. Mitchell - $3,216, Mr. Melton - $779, Mr. Land - $798, and Mr.
    Ranieri - $241); (c) year-end defined contributions under our 401(k) plan ($5,100 for each named executive); and (d) employer match contributions under our 401(k) plan ($5,100 for each named executive).

(3) Includes $237,559 for reimbursement of relocation costs and $2,220 in tax equalization.

(4) Includes $148,513 for reimbursement of relocation costs and $4,266 in tax equalization.

(5) Includes $130,348 for reimbursement of relocation costs.

(6) Final payout under our equity value plan (a long-term incentive plan) with a closing value of $17.50 per unit. This plan was terminated in June 1999.

(7) Repurchase of 10% of each named executive's outstanding equity value plan units.

(8) Includes $146,257 for reimbursement of relocation costs.

STOCK OPTIONS

     During 2000 we granted stock options to the named executives as shown on the following table. We granted no stock appreciation rights ("SARs") to the named executives during 2000.

                           OPTION/SAR GRANTS IN 2000

                                                        INDIVIDUAL GRANTS
                                  -------------------------------------------------------------     GRANT DATE
                                                     PERCENT OF                                        VALUE
                                   NUMBER OF           TOTAL                                       -------------
                                   SECURITIES       OPTIONS/SARS       EXERCISE                     GRANT DATE
                                   UNDERLYING        GRANTED TO         OR BASE                       PRESENT
                                  OPTIONS/SARS      EMPLOYEES IN         PRICE       EXPIRATION        VALUE
              NAME                GRANTED (#)       FISCAL YEAR         ($/SH)          DATE          ($) (1)
              ----                ------------    ----------------    -----------    ----------     ----------
W. Thomas Mitchell..............     100,000           7.1%              $9.70        03/27/10      $1,054,000
Stuart L. Melton................      25,000           1.8%              $9.70        03/27/10      $  263,500
Raymond J. Land.................      25,000           1.8%              $9.70        03/27/10      $  263,500
Michael V. Arbige...............      25,000           1.8%              $9.70        03/27/10      $  263,500
Richard J. Ranieri..............      25,000           1.8%              $9.70        03/27/10      $  263,500

---------------

(1) The hypothetical grant date present value for the options granted during 2000 is presented pursuant to the rules of the SEC and is calculated under the modified Black-Scholes Model for pricing options, a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in forecasting an option's present value. Factors used to value the options shown on the table include the expected volatility rate of the shares underlying the options (0%), risk free rate of return (6.4%), projected time of exercise (4 years) and projected risk of forfeiture rate for vesting period (0% per annum). The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the excess, if any, of the market price of the common stock over the exercise price per share of the common stock at the time an option is exercised. The hypothetical grant date present value of the options reflected on this table may not be realized.

     Shown below is information with respect to option and SAR exercises by the named executives during 2000 and unexercised options and SARs held by them at the end of 2000.

                    AGGREGATED OPTION/SAR EXERCISES IN 2000
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                             VALUE OF
                                                       NUMBER OF SECURITIES                UNEXERCISED
                          SHARES                      UNDERLYING UNEXERCISED               IN-THE-MONEY
                         ACQUIRED       VALUE         OPTIONS/SARS AT FISCAL             OPTIONS/SARS AT
                        ON EXERCISE    REALIZED              YEAR-END                         FISCAL
         NAME               (#)         ($)(1)                 (#)                         YEAR-END ($)
         ----           -----------    --------    ----------------------------    ----------------------------
                                                   EXERCISABLE OR UNEXERCISABLE    EXERCISABLE OR UNEXERCISABLE
                                                   ----------------------------    ----------------------------
W. Thomas Mitchell....    351,500      $966,000                 0                               0
Stuart L. Melton......    217,500      $241,500                 0                               0
Raymond J. Land.......    217,500      $241,500                 0                               0
Michael V. Arbige.....    217,500      $241,500                 0                               0
Richard J. Ranieri....    217,500      $241,500                 0                               0

---------------

(1) Expressed as the excess of the estimated market value of the common stock over the exercise price of each option. The options were granted and exercised prior to our initial public offering on July 28, 2000.

                               PENSION PLAN TABLE

     Our income replacement plan is a defined benefit plan intended to be tax qualified and designed to provide employees with a source of income after retirement. The retirement benefit is determined by a formula based on the employee's age, years of service and compensation. Benefits are payable at termination or may be deferred until normal retirement age.

     The following table sets forth the estimated annual benefits payable to participating employees on a single-life annuity basis assuming retirement at age 65, including officers, in specified years of service classifications.

                                                      YEARS OF SERVICE
                                      ------------------------------------------------------------------------
              AVERAGE COMPENSATION      5         10         15         20         25         30         35
              --------------------    ------    -------    -------    -------    -------    -------    -------
              $100,000   ...........  $3,904    $ 7,612    $11,320    $14,736    $18,249    $21,372    $24,690
               125,000   ...........   4,879      9,515     14,150     18,420     22,812     26,715     30,863
               150,000   ...........   5,855     11,418     16,981     22,104     27,374     32,058     37,035
(greater than) 170,000   ...........   6,636     12,940     19,245     25,051     31,024     36,333     41,973

     We determine benefits based upon average total salary for the five consecutive years of highest compensation during the ten years preceding retirement. For the named executives, this refers to the column entitled "Salary" of the Summary Compensation Table provided above.

     The named executives are each currently credited with three years of service. Under the terms of the plan, we will pay estimated annual benefits on a single-life annuity basis on retirement at age 65 as follows: Mr.
Mitchell - $25,991, Mr. Melton - $22,591, Mr. Land - $18,974, Dr.
Arbige - $30,935, and Mr. Ranieri - $26,858.

     As noted above, benefits are computed on a single-life annuity basis, and the benefits are not subject to deduction for Social Security or other offsets.

EMPLOYMENT AGREEMENTS

     In 1995, we entered into an employment agreement with W. Thomas Mitchell, our President and Chief Executive Officer, for a two year term with automatic two year renewals unless otherwise agreed. Mr. Mitchell is entitled to participate in our retirement, stock option, pension, insurance, profit-sharing, bonus and similar plans as in effect from time to time. In the event that we terminate Mr. Mitchell's employment without cause, including in connection with a change in our ownership or control, he will receive severance in the form of continued compensation for 24 months at the highest salary rate paid during the last 24 months, continuation of company-paid benefits for 24 months, and outplacement services of $12,000. Finally, we will compensate Mr. Mitchell for 24 months if Mr. Mitchell's employment is terminated because of his permanent disability.

     We have entered into similar employment agreements with each of the other named executives. These employment agreements each have a one year term with automatic one year renewals unless otherwise agreed, with bonus compensation to be determined by our board of directors or our management development and compensation committee. Each named executive's salary has increased from time to time by action of our management development and compensation committee, and these increases constitute amendments to their employment agreements. Each named executive is entitled to participate in our retirement, stock option, pension, insurance, profit-sharing, bonus and similar plans as in effect from time to time. In the event that we terminate the named executive's employment without cause, including in connection with a change in our ownership or control, he or she will receive severance in the form of continued compensation for 18 months at the highest salary rate paid during the last 18 months, continuation of company-paid benefits for 18 months, and outplacement services of $12,000. Finally, we will continue to compensate these individuals for 18 months if that person's employment is terminated because of his or her permanent disability.

REPORT OF MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

  EXECUTIVE COMPENSATION PHILOSOPHY

     The fundamental compensation philosophy of our board of directors is that there should be a substantial and meaningful connection between executive compensation and stockholder value. Under the supervision of our management development and compensation committee, which is comprised of outside directors and which also administers many of our benefit plans, we have developed and implemented compensation policies, plans and programs designed to enhance our performance as well as increase stockholder value by aligning closely the financial interests of our executive officers with those of our stockholders. In furtherance of these goals, annual base salaries are intended to serve as only a portion of an executive's total achievable compensation. The board of directors believes that attracting and retaining executives of high quality is essential to our growth and success. The board of directors further believes that our long-term success is enhanced by a comprehensive compensation program that includes different types of incentives for motivating executives and rewarding outstanding service, including awards that link compensation to applicable measures of our performance. We rely to a large degree on annual and long-term incentive compensation to attract and retain executives of outstanding ability and to motivate them to perform to the full extent of their abilities. Both the annual and long-term components of the incentive compensation policy are closely tied to our performance, profitability and stockholder value. In years of outstanding achievement, executive officers will be substantially rewarded for their respective contributions to our success through a combination of base salary, variable pay and stock-based incentive awards.

  EXECUTIVE OFFICER COMPENSATION

     Our current total compensation program for executive officers consists of both cash and stock-based compensation. The annual cash compensation consists of a base salary determined during the first quarter of each calendar year and the awarding of incentive bonuses pursuant to our variable pay plan, which is described below. The base salaries are fixed at levels that our management development and compensation committee believes to be generally competitive with amounts paid to highly qualified senior executives at other large companies engaged in businesses similar to ours. Salaries are reviewed on an annual basis in the first quarter and may be increased at that time based on the individual's position relative to competitive market, experience and performance and our management development and compensation committee's consensus that the individual's contribution has increased stockholder value. Currently, we also provide long-term incentives through the grant of stock options under our stock option and appreciation right plan, which is described below.

  Variable Pay Plan

     In general, we intend that our annual cash compensation incentives for executives reflect our belief that management's contribution to improving our performance and stockholder return are related to revenue and earnings growth. Under our current incentive compensation program administered through our variable pay plan, employee bonuses are tied to financial measures established by the board of directors. The variable pay plan covers our regular employees in the United States and certain foreign locations. Under the current variable pay plan, early each year, our board of directors assesses our performance for the prior year against goals set previously for that year and makes an award determination. The target awards for plan participants, including the named executives, range from approximately 4% to 65% of eligible earnings, depending on salary grade levels. For any variable pay plan participant, the actual amount of an award will be contingent upon the level of achievement by us and by the employee relative to pre-established goals. The total variable pay plan award pool is currently set by the achievement of product revenue and EBITDA targets, with the targets recommended annually by our management and approved by our management development and compensation committee. Generally, awards vary from zero if financial goals are not met to one and a half times the target if all goals are exceeded. For certain salary grade levels, individual performance may also modify the actual amounts paid under the variable pay plan.

  Stock Option and Appreciation Right Plan ("SOAR")

     Under the SOAR, our board of directors has authority to grant incentive stock options to our employees and nonstatutory stock options and stock appreciation rights to our directors, employees, consultants and advisors.

The board of directors administers this plan. Subject to the limitations set forth in the plan, our board of directors has the authority to: select the eligible persons to whom we may grant options; determine the number of shares subject to options or SARs; decide whether an option is an incentive stock option or a nonstatutory option; determine the type of consideration to be paid by a participant when exercising an option; and establish the vesting schedule of options and SARs. Through the grant of stock options and SARs, we strive to meet the objective of aligning executive officers' long-range interests with improving our performance and stockholder return, by providing the executive officers with the opportunity to build a meaningful stake in our company. In granting stock options and SARs to our senior management, our board of directors reviews and considers the individual awards, taking into account the respective scope of accountability, strategic and operational goals, and anticipated performance requirements and contributions of each employee. During 2000, we granted options to our employees to purchase a total of 1,317,600 shares of common stock, including options to purchase 200,000 shares granted to the named executives. In addition, during 2000, we granted SARs to our employees with respect to a total of 81,575 shares of common stock. See "EXECUTIVE
COMPENSATION -- STOCK OPTIONS."

     On April 28, 2000, our board of directors authorized the immediate acceleration of the exercise of options granted to our executive officers. The board of directors also authorized us to accept promissory notes in payment of the exercise price of these stock options. The promissory notes are secured by a pledge of the stock purchased and are recourse to the extent of 50% of the outstanding principal balance. The notes receivable are due and payable over four years. We charge interest on the notes at a fixed rate of 6.71% per year. In addition, the purchased stock is subject to a restricted stock purchase agreement that provides for our option to repurchase the stock upon the occurrence of specified events, including if the owner of the stock ceases to be an officer or terminates employment with us. Our executive officers exercised options to purchase a total of 1,856,500 shares under this program. Further information on such option exercises by the named executives is provided above under "EXECUTIVE COMPENSATION -- STOCK OPTIONS."

  Employee Retirement Investment Plan

     Executive officers are also entitled to participate in the Company's employee retirement investment plan, a 401(k) plan. We contribute to the plan by making a limited quarterly matching contribution to the accounts of those employees who are contributing to the plan. On an annual basis we also make an additional employer profit sharing contribution on behalf of all employees who are eligible to participate. Employees do not have to contribute to the plan in order to be eligible for the employer profit sharing contribution each year.

  Other Benefits

     Executive officers are entitled to participate in a group universal life insurance program, which provides employees with the opportunity to purchase up to four times his or her salary in life insurance that contains a provision for cash value accumulation. If a senior executive employee chooses to participate in the group universal life insurance program, including carrying at his or her own expense life insurance of at least one times his or her salary, and contributes to the accumulation fund an annual amount sufficient to pay for continued life insurance coverage in retirement, we will reimburse the executive for his or her lump sum contribution to the accumulation fund.

     Also, we maintain an insured long-term disability plan for all eligible employees. The terms of that plan cap eligible compensation at $270,000. We designed the executive long-term disability plan to replace the long-term disability benefit for that portion of the executive employee's income that is above the maximum level of the insured plan.

     Our senior executive relocation policy provides that we will pay or reimburse executives for certain costs of relocation. We have included in this policy provisions for items such as travel and moving expenses, temporary living expenses, bridge loans and tax consultation. In addition, for permanent relocation of senior executives to Palo Alto, we have included provisions for home down payment assistance in the form of a repayable loan, a declining housing supplement and a home price guarantee on his or her current home. Further information on these loans is provided in "CERTAIN TRANSACTIONS."

  CHIEF EXECUTIVE OFFICER COMPENSATION

     The key performance measure used to determine Mr. Mitchell's 2000 compensation package was our management development and compensation committee's assessment of his ability and dedication to provide the leadership and vision necessary to enhance the long-term value of our company.

     Pursuant to his employment agreement (see "EXECUTIVE
COMPENSATION -- EMPLOYMENT AGREEMENTS"), which was approved by our board of directors in 1995, Mr. Mitchell's annual base salary for the year beginning April 1, 2000 was $450,000. The management development and compensation committee believes that Mr. Mitchell's salary is set at a level that is competitive with the amounts paid to other chief executive officers with comparable qualifications, experience, responsibilities and proven results at other large companies engaged in similar businesses.

     Consistent with our executive compensation philosophy, Mr. Mitchell's total compensation package depends largely on annual and long-term incentive compensation. The annual incentive component is currently made up of a cash bonus under the variable pay plan, paid after the end of the year and based on our performance and profitability. The long-term incentive component currently takes the form of stock options granted under the SOAR. Both the annual and long-term components of Mr. Mitchell's incentive compensation are variable and closely tied to corporate performance in a manner that encourages dedication to improving our performance and profitability and building stockholder value.

     In evaluating the performance and setting the incentive compensation of Mr. Mitchell as our Chief Executive Officer for 2000, our management development and compensation committee considered our accomplishments during 1999 under Mr. Mitchell's leadership, including increasing our global penetration in the industrial enzymes market, meeting our product revenue goal and exceeding our net income goal. In addition, the committee considered the magnitude of the strategic, financial and organizational changes envisioned for Genencor in 2000, including increasing our presence in the markets we serve, accelerating our strategic intent and implementation plans for leveraging our technology platforms and capital assets into the health care market, recruiting key personnel and realigning functional responsibilities within the organization consistent with our strategic direction, and ultimately planning and executing our initial public offering. Mr. Mitchell and Genencor surmounted these challenges in 2000. In addition, although total revenues in 2000 decreased by a tenth of one percent, our net income increased by 89%. The management development and compensation committee believes that Mr. Mitchell was successful in leading us through 2000.

     Mr. Mitchell's short-term and long-term incentive compensation package for 2000 included a cash bonus in an amount equal to approximately 30% of his annual salary and the grant of an option to purchase 100,000 shares of common stock. Mr. Mitchell's compensation package has successfully focused on the importance of improving our performance as well as increasing stockholder value, by providing him with significant short-term and long-term incentive compensation during periods when performance objectives have been met or exceeded.

                                          MANAGEMENT DEVELOPMENT AND
                                          COMPENSATION COMMITTEE:

                                          Norbert G. Riedel, Chair
                                          Soren Bjerre-Nielsen
                                          James L. Chitwood

STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph comparing, since our initial public offering on July 28, 2000, the cumulative total stockholder return on the common stock, based on its market price, with the cumulative total return of companies on the Standard & Poor's 500 Index and companies on the Nasdaq Biotechnology Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                                            Genencor            Nasdaq Biotechnology Index
28-Jul-00                                                        100                                  100
31-Dec-00                                                        100                                91.33

                                                             S&P 500
28-Jul-00                                                        100
31-Dec-00                                                      91.62

         ASSUMES $100 INVESTED ON JULY 28, 2000 IN OUR COMMON STOCK, THE COMPANIES COMPRISING THE STANDARD & POOR'S 500 INDEX AND THE COMPANIES COMPRISING THE NASDAQ BIOTECHNOLOGY INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS.

     Our stock performance may not continue into the future with the trends similar to those depicted in the graph above. We neither make nor endorse any predictions as to our future stock performance.

                         REPORT OF THE AUDIT COMMITTEE
                                TO STOCKHOLDERS

     The audit committee of the board of directors is comprised of three members of our board of directors, each of whom is independent pursuant to The Nasdaq Stock Market's listing standards. The duties and responsibilities of the audit committee are set forth in the Audit Committee Charter, which is included as Appendix A to this proxy statement. Among other things, the audit committee recommends to the board that our audited financial statements be included in our Annual Report on Form 10-K, and recommends the selection of the independent auditors to audit our books and records.

     The audit committee has:

          - reviewed and discussed our audited financial statements for 2000 with our management and with PricewaterhouseCoopers LLP, our independent auditors;

          - discussed with our independent auditors the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards); and

          - received and discussed the written disclosures and the letter from our independent auditors required by Independence Standards Board Statement No. 1 (Independent Discussions with Audit Committees).

     Based on such review and discussions with management and the independent auditors, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for 2000 for filing with the SEC.

AUDITORS' FEES

     AUDIT FEES: For professional services rendered by them for the audit of our annual financial statements for 2000, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q for 2000, PricewaterhouseCoopers LLP billed us fees in the aggregate amount of $385,000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:
PricewaterhouseCoopers LLP billed us no fees for professional services rendered by them for 2000 in connection with financial information systems design and implementation.

     ALL OTHER FEES: For professional services other than those described above rendered by them for 2000, PricewaterhouseCoopers LLP billed us fees in the aggregate amount of $656,000.

     The audit committee has considered whether the provision of services described above under "ALL OTHER FEES" is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

                                          AUDIT COMMITTEE:

                                          Bruce C. Cozadd, Chair
                                          Joseph A. Mollica
                                          Norbert G. Riedel

                              CERTAIN TRANSACTIONS

AGREEMENTS WITH EXECUTIVE OFFICERS AND DIRECTORS

     In order to facilitate the relocation of certain of our key executives, we have made interest-free loans to Mr. Mitchell, Mr. Melton, Mr. Land and Mr. Ranieri. Upon termination of employment under certain circumstances, we may forgive some or all of the amounts due under these loans in connection with the executive's sale of his home at a loss. The principal balances reported in this paragraph are as of March 15, 2001, and are the largest amounts outstanding on such loans at any time since January 1, 2000. Mr. Mitchell is indebted to us under a promissory note dated July 1999, with an outstanding principal balance of $750,000. Mr. Melton is indebted to us under a promissory note dated October 1999, with an outstanding principal balance of $650,000. Mr. Land is indebted to us under a promissory note dated April 2000, with an outstanding principal balance of $1,350,000. Mr. Ranieri is indebted to us under a promissory note dated March 2000, with an outstanding principal balance of $1,200,000.

     We have also made interest-bearing loans to some of our employees, including executives, to accommodate relocation. Mr. Land was indebted to us under a promissory note dated April 2000 which bore interest beginning in November 2000 at 2% above prime. The largest amount of principal and unpaid interest outstanding since inception was $5,600, which Mr. Land has fully repaid. Mr. Ranieri was indebted to us under a promissory note dated March 2000 which bore interest beginning in October 2000 at 2% above prime. The largest amount of principal and unpaid interest outstanding since inception was $306,049, which Mr. Ranieri has fully repaid.

     From time to time, we have also made short-term bridge loans to certain of our executives in connection with their costs of relocation. These loans bear interest at the prime rate, and include a loan of $123,880 to Mr. Land in April 2000, which he has fully repaid.

     In connection with her relocation first to Cedar Rapids, Iowa, and then to Rochester, New York, we have made three separate loans to Ms. Cobb in the amounts of $20,000, $25,000 and $44,500. The loan of $20,000 did not bear interest and was forgiven on July 14, 2000 in connection with Ms. Cobb's retention. The loan of $25,000 bore interest, beginning in July 2000, at the lowest rate allowed to avoid imputed interest income. The largest amount of principal and unpaid interest outstanding since inception under this loan was $25,686, which Ms. Cobb has fully repaid. The loan of $44,500 does not bear interest and will be forgiven in increments of 25% each year beginning on January 29, 2001, provided that Ms. Cobb remains our full-time employee on those dates. The largest amount of principal outstanding since inception and as of March 15, 2001 under this loan was $44,500.

     As described in "EXECUTIVE COMPENSATION -- REPORT OF MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE -- STOCK OPTION AND STOCK APPRECIATION RIGHT PLAN," our board of directors authorized us to accept promissory notes as payment of the exercise price of certain of the options granted under that plan. Some of our executive officers have exercised options to purchase shares and have elected to make payment by delivery of promissory notes. Each of the promissory notes bears interest at the rate of 6.71% per year and is recourse to the extent of 50% of the outstanding principal balance. The largest amount of principal and unpaid interest outstanding since inception and as of March 15, 2001 under each promissory note is as follows: Mr. Mitchell - $3,595,752; Mr.
Melton - $2,234,249; Mr. Land - $2,234,249; Dr. Arbige - $2,125,054; Mr.
Ranieri - $2,234,249; Dr. Blank - $2,054,482; Ms. Cobb - $2,234,249 and Mr.
Pekich - $2,234,249.

     In April 2000, we entered into a restricted stock purchase agreement and pledge agreement with each of the executives who exercised options to purchase shares, as described in the paragraph above. Under the terms of the restricted stock purchase agreements, we have an option to repurchase each executive's stock under certain circumstances at $9.70 per share (the price that the executive paid us for the shares) plus accrued interest. Under the pledge agreements which secure the promissory notes, we have the right to vote the executive's shares if the executive is in default under the promissory note or pledge agreement.

     See "EXECUTIVE COMPENSATION -- EMPLOYMENT AGREEMENTS" for descriptions of other agreements we have with our executive officers.

AGREEMENTS WITH MAJORITY STOCKHOLDERS

     Since 1994, we have had a strategic alliance with our majority stockholder, Eastman Chemical Company. This alliance represents over a $30 million investment in the development of continuous biocatalytic processes for the production of a variety of chemicals using renewable resources and has been supported since 1995 by a grant from the Advanced Technology Program of the National Institute of Standards and Technology ("ATP/NIST"). The ATP/NIST program was evidenced by a joint research and development venture agreement among Eastman Chemical Company, ElectroSynthesis Company, MicroGenomics, Argonne National Laboratory and us dated September 15, 1995. The agreement terminated on September 15, 2000; however, we and Eastman Chemical Company have announced our joint intention to commercialize the first product from this alliance, ascorbic acid or vitamin C.

     In addition, we have collaborated with our majority stockholder, Danisco A/S, through its Finn Feeds division, for the development and commercialization of enzymes for the animal feed market. We have also entered into a commercial agreement under which we sell certain of our products to Finn Feeds. Under this agreement, Finn Feeds purchased approximately $8 million of products from us during 2000. In addition, during 2000 we purchased approximately $4 million in products from or through Danisco A/S and its affiliates.

     In October 2000, we signed an exclusive agreement with Danisco A/S for the development of innovative bioingredients for the food industry. The four-year minimum term agreement provides for up to $20 million in funding to us. In addition, we and Danisco A/S are currently evaluating a possible expanded alliance relating to animal feed ingredients.

     We have a stockholders agreement dated July 25, 2000 with our majority stockholders, Eastman Chemical Company and Danisco A/S and their affiliates, which provides for, among other things:

     - Board nomination rights. The majority stockholders each have certain rights as to the composition of our board of directors, described above under "ELECTION OF DIRECTORS -- BOARD COMPOSITION AND COMMITTEES."

     - Limitations on activities of majority stockholders. For a period ending in July 2002, neither majority stockholder or its affiliates will, without the prior approval of all of the members of our board of directors not designated by that majority stockholder, make or support a proposal, directly or indirectly, to cause: (a) any acquisition of our securities or our assets or those of our subsidiaries; (b) any tender or exchange offer, or merger or similar business combination involving us or our subsidiaries; (c) any proxy contest to obtain consents to vote any of our voting securities; or (d) any action alone or with others to seek control or influence over our management, board of directors or otherwise.

     - Related party transactions. We will negotiate and conduct on an arm's length basis all commercial transactions and agreements between the majority stockholders and us.

     - Demand registration rights. Each of the majority stockholders may demand that we register their shares under the Securities Act at their expense.

     - Piggyback registration rights. If we register any securities for sale on a form that would be appropriate for sale of the majority stockholders' shares, the majority stockholders can request to have their shares included in the registration statement at our expense. These registration rights are unlimited but the managing underwriter for the registration can reduce the number of shares held by the majority stockholders that are included in the offering to no more than 25% of the offering.

     These registration rights will expire in 2010. However, if either of the majority stockholders owns common stock amounting to less than 5% of our outstanding common stock on a fully converted basis, the stockholders agreement automatically terminates as to that stockholder.

     Eastman Chemical Company and an affiliate of Danisco A/S had each unconditionally guaranteed 50% of our indebtedness under a $40 million revolving credit facility dated September 19, 1995. The facility was cancelled and the guarantees released on May 4, 2000. We currently have an unsecured revolving credit facility for $48 million with a syndicate of banks.

                  APPROVAL OF OUR EMPLOYEE STOCK PURCHASE PLAN

     Background and Purpose: On March 13, 2001, our board of directors adopted the Genencor International, Inc. Employee Stock Purchase Plan and recommended that it be submitted to the stockholders for their approval at the meeting. The purchase plan is intended to encourage ownership of common stock by our current and future employees at all levels, and thereby provide the benefit of the incentive created by stock ownership. The board believes that participation in the purchase plan will accomplish the following:

        - more fully align the interests of participating employees with those of the stockholders;

        - increase the desire of participating employees to remain with us;

        - bolster participating employees' efforts while employed by us; and

        - help attract other qualified applicants for employment.

     The purchase plan was effective as of March 13, 2001, subject to approval by the stockholders at the meeting. The purchase plan is intended to comply with the provisions of Rule 16b-3 promulgated under the Securities Exchange Act.

     The following is a summary of the principal features of the purchase plan. This summary is qualified in its entirety by reference to the complete text of the purchase plan, which is set forth as Appendix B attached to this proxy statement. You are urged to read the actual text of the purchase plan in its entirety.

     Shares Available: A total of 2,000,000 shares of common stock (or such lesser amount as the committee determines) may be purchased under the purchase plan, with no more than 400,000 shares of common stock (or such lesser amount as the committee determines) made available during any calendar year (subject to carryforward of previously unused annual amounts). Shares subject to the purchase plan may be either authorized but unissued shares or treasury shares, including shares that we may purchase on the open market. In the event of a merger, consolidation, recapitalization, stock split or similar event, the aggregate number and kind of shares available for purchase under the purchase plan will be appropriately adjusted.

     Administration: The purchase plan is administered by a committee of two or more persons appointed by our board of directors.

     Eligible Employees: All of our employees (including the employees of any of our subsidiaries that the committee designates as participating employers) are eligible to participate in the purchase plan so long as they are employed when an offering commences and:

        - their customary employment is for more than 20 hours per week; and

        - their customary employment is for more than five months per calendar year.

     The committee has the power to impose additional eligibility restrictions. It may require a period of prior service (not exceeding two years), and it may restrict certain highly compensated employees, who are subject to restrictions imposed by securities laws, from participating in the purchase plan.

     As of March 15, 2001, approximately 550 of our employees (including employees of our subsidiaries designated as participating employers) would be eligible to participate in the purchase plan.

     Purchase of Shares: The committee determines a date on which an offering of shares to eligible employees will begin and a date on which the offering will end. The committee currently intends to make offerings every six months of each calendar year. The first offering would begin on July 1, 2001, and future offerings would follow on a six month cycle.

     Eligible employees may participate during an offering by enrolling in the purchase plan and authorizing specified payroll deductions of up to 15% of their base pay rate for the whole period of the offering. Eligible employees may decrease their payroll deduction percentage during an offering. At the end of the offering period, the employees use their payroll deductions to purchase shares of common stock at a purchase price that is the lesser of:

        - 85% of the then-current market value of the common stock; or

        - 85% of the market value of the common stock on the date on which the offering began.

     The committee may increase the foregoing percentages, but it may not reduce either of them below 85%. Within certain limits discussed below, an employee may purchase as many whole shares of common stock as is possible based upon the amount of his or her payroll deductions. However, no employee may purchase more than 1,000 shares (or such other amount set by the committee) during any offering. Participating employees are automatically re-enrolled for the next offering. After the purchase of whole shares, the amount of any remaining payroll deductions are either carried over into the next offering period or returned to the employee, without interest, depending on the amount.

     During any calendar year, no participating employee may accrue options to purchase shares through the purchase plan having an aggregate fair market value in excess of $25,000. In addition, a participating employee may not make purchases through the purchase plan if he or she is, or if such purchases would cause him or her to become, the owner of 5% or more of the outstanding common stock.

     Termination of Employment: Upon a participating employee's termination of employment, any remaining payroll deductions are refunded to him or her. If a participating employee's employment terminates due to death, such employee's beneficiary may elect to withdraw any remaining payroll deductions or to exercise the employee's option for the purchase of stock with the payroll deductions (with remaining amounts after such exercise being returned to the beneficiary).

     Amendment: The board of directors or the committee may amend the purchase plan at any time. However, the following amendments require approval by the stockholders as well:

        - an amendment that increases the total number of shares that may be purchased under the purchase plan;

        - an amendment that increases the maximum number of shares that may be purchased by any participant;

        - an amendment that reduces the applicable purchase price per share (except as otherwise permitted by the purchase plan and described above); or

        - an amendment that makes any material change that would cause the purchase plan not to meet the requirements of relevant tax or securities laws.

     Termination of Purchase Plan: The purchase plan will terminate on the earlier of:

        - the date on which all of the shares authorized for issuance under the purchase plan have been purchased by participants; or

        - the date as of which the board of directors, in its discretion, terminates the purchase plan.

     In the event of termination of the purchase plan, a participant's accumulated payroll deductions which have not yet been used to purchase shares will be refunded to him or her, without interest. If the purchase plan is terminated by the exercise of rights to purchase more shares than are authorized for issuance under the purchase plan, all remaining shares available for issuance will be allocated to electing participants on an equitable basis.

     Securities Act Registration: The Company intends to register the shares of common stock purchasable under the purchase plan, pursuant to a Registration Statement on Form S-8, as soon as practicable, subject to the stockholders' approval and ratification of the purchase plan at the meeting.

     Non-U.S. Jurisdictions: The committee may adopt rules and procedures for the purchase plan necessary to accommodate the specific requirements of non-U.S. jurisdictions. The committee may also establish separate plans of employee stock purchase for non-U.S. jurisdictions. However, the total shares available under the purchase plan and any such separate plans may not exceed the total limits set forth above under "Shares Available."

     New Plan Benefits: Subject to the eligibility requirements described above, all employees of the Company and its designated subsidiaries are eligible to participate in the purchase plan. However, each employee will decide whether to participate in the purchase plan and (subject to the limitations described above) the amount of his or her authorized payroll deduction for stock purchases under the purchase plan. As a result, it is not possible for us to determine the benefits or amounts to be received by any particular employee or groups of employees under the purchase plan.

     Required Vote and Board Recommendation: The affirmative vote of at least a majority of the shares of common stock present at the meeting, in person or by proxy, is required to approve and ratify the purchase plan. The board recommends a vote in favor of the proposal to approve and ratify the Genencor International, Inc. Employee Stock Purchase Plan, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal.

                     SELECTION OF OUR INDEPENDENT AUDITORS

     The firm of PricewaterhouseCoopers LLP served as our independent auditors for 2000. On the recommendation of the audit committee, the board of directors has selected PricewaterhouseCoopers LLP as our independent auditors for 2001. This selection will be presented to the stockholders for their approval at the meeting. The board of directors recommends a vote in favor of the proposal to approve and ratify this selection, and, unless otherwise instructed in the proxy, the persons named in the enclosed proxy will vote the proxies FOR this proposal. If the stockholders do not approve this selection, the board of directors will reconsider its choice.

     We have been advised by PricewaterhouseCoopers LLP that a representative will be present at the meeting and will be available to respond to appropriate questions. In addition, we intend to give that representative an opportunity to make any statements if he should so desire.

     For further information about our engagement of PricewaterhouseCoopers LLP, see "REPORT OF THE AUDIT COMMITTEE TO STOCKHOLDERS" above.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     In order for any stockholder proposal to be included in our proxy statement to be issued in connection with our 2002 Annual Meeting of Stockholders, we must receive the proposal no later than December 3, 2001. If the proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act, we will include the stockholder proposal in our proxy statement and place it on the form of proxy issued for the 2002 Annual Meeting. Stockholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act may be brought before the 2002 Annual Meeting of Stockholders only if written notice of the proposal is delivered to our Secretary no earlier than January 17, 2002 and no later than February 16, 2002, and if the stockholder complies with all of the other provisions of Article I, Section 1 of our bylaws. All such notices should be delivered to Stuart L. Melton, Secretary, Genencor International, Inc., 925 Page Mill Road, Palo Alto, California 94304.

                                 OTHER MATTERS

     The board of directors does not know of any other matters that may be presented for action at the meeting. Should any other matters come before the meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Stuart L. Melton
                                          Secretary

Dated: April 2, 2001

                                                                      APPENDIX A

                          GENENCOR INTERNATIONAL, INC.
                            AUDIT COMMITTEE CHARTER

PURPOSE

     The purpose of the Audit Committee (the "Committee") is to provide assistance to the Board of Directors (the "Board") of Genencor International, Inc. (the "Company") in fulfilling the Board's oversight responsibilities regarding the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's outside auditor. In so doing, the Committee should endeavor to maintain free and open means of communication between the members of the Committee, other members of the Board, the outside auditor and the financial management of the Company.

MEMBERSHIP

     The Committee shall consist of three members of the Board. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. Each Committee member shall satisfy the "independence" requirements of The Nasdaq Stock Market. Each Committee member must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or must be able to do so within a reasonable period of time after his or her appointment to the Committee. At least one Committee member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background (including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities) which results in the Committee member's financial sophistication.

COMMITTEE ORGANIZATION, PROCEDURES AND PROCESS

      1. The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

      2. The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

      3. The Committee shall meet at least four times in each fiscal year, and more frequently as the Committee in its discretion deems desirable.

      4. The Committee may, in its discretion, include in its meetings members of the Company's financial management, representatives of the outside auditor, the internal audit manager and other financial personnel employed or retained by the Company. The Committee may meet with the outside auditor or the internal audit manager in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management's presence. The Committee may likewise meet privately with management, as it deems appropriate.

      5. The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation.

RESPONSIBILITIES

  Outside Auditor

      6. The outside auditor shall be ultimately accountable to the Committee and the Board in connection with the audit of the Company's annual financial statements and related services. In this regard, the Committee shall select and periodically evaluate the performance of the outside auditor and, if necessary, recommend that the Board replace the outside auditor. As appropriate, the Committee shall recommend to the Board the nomination of the outside auditor for stockholder approval at any meeting of stockholders.

      7. The Committee shall approve the fees to be paid to the outside auditor and any other terms of the engagement of the outside auditor.

      8. The Committee shall receive from the outside auditor, at least annually, a written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard
1. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

  Annual Audit

      9. The Committee shall meet with the outside auditor and management of the Company in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

     10. The Committee shall review (1) and discuss the audit financial statements with the management of the Company.

     11. The Committee shall discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61 as then in effect including, among others, (i) the methods used to account for any significant unusual transactions reflected in the audited financial statements;
(ii) the effect of significant accounting policies in any controversial or emerging areas for which there is lack of authoritative guidance or a consensus to be followed by the outside auditor; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (iv) any disagreements with management over the application of accounting principles, the basis for management's accounting estimates or the disclosures in the financial statements.

     12. The Committee shall, based on the review and discussions in paragraphs 10 and 11 above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence in paragraph 8 above, recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

  Internal Controls

     13. The Committee shall discuss with the outside auditor and the internal audit manager, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company, and consider any recommendations for improvement of such internal control procedures.

     14. The Committee shall discuss with the outside auditor and with management any management letter provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit. The Committee should allow management adequate time to consider any such matters raised by the outside auditor.

  Internal Audit

     15. The Committee shall discuss at least annually with the internal audit manager the activities and organizational structure of the Company's internal audit function and the qualifications of the primary personnel performing such function.

---------------

(1) Auditing literature, particularly, Statement of Accounting Standards No. 71, defines the term "review" to include a particular set of required procedures to be undertaken by independent accountants. The members of the Audit Committee are not independent accountants, and the term "review" as used in this Audit Committee charter is not intended to have this meaning. Consistent with footnote 47 of SEC Release No. 34-42266, any use in this Audit Committee Charter of the term "review" should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of interim financial statements.

     16. Management shall furnish to the Committee a copy of each audit report prepared by the senior internal audit manager of the Company.

     17. The Committee shall, at its discretion, meet with the internal audit manager to discuss any reports prepared by him or her or any other matters brought to the attention of the Committee by the internal auditor manager.

  Other Responsibilities

     18. The Committee shall review and reassess the Committee's charter at least annually and submit any recommended changes to the Board for its consideration.

     19. The Committee shall provide the report for inclusion in the Company's Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

     20. The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee's actions and recommendations, if any.

                                                                      APPENDIX B

                          GENENCOR INTERNATIONAL, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                              ARTICLE I -- PURPOSE

1.01 PURPOSE

     The Genencor International, Inc. Employee Stock Purchase Plan ("Plan") is intended to provide a method whereby employees of Genencor International, Inc. and its Participating Subsidiaries (hereinafter referred to, unless the context otherwise requires, as the "Company") will have an opportunity to acquire an interest in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code. It is also intended that the Plan will conform with the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Act").

                     ARTICLE II -- CERTAIN KEY DEFINITIONS

     As used herein, the following terms shall have the following meanings:

2.01 "BASE PAY RATE"

     The regular rate of earnings of an Employee, including wages, salaries, and any other remuneration included by the Committee in its sole discretion.

2.02 "COMMITTEE"

     The Committee appointed by the Board of Directors of Genencor International, Inc. to administer the Plan in accordance with the provisions of
Article X hereof. Such Committee shall consist of two or more members as designated by the Board of Directors of Genencor International, Inc.

2.03 "EMPLOYEE"

     Any person who is employed by the Company, except any person (a) whose customary employment is twenty hours or less per week, or (b) whose customary employment is for not more than five months per calendar year. Unless and until otherwise determined by the Committee, a person must be employed as of the Offering Commencement Date (as defined in Section 4.01) in order to be considered an "Employee"; provided that this requirement will not apply to a person in the event that such requirement would exclude a person who is employed for a period of two years or more. In addition, the term "Employee" may also, if designated by the Committee in its sole discretion prior to an Offering Commencement Date, exclude all persons who have been employed for a period of less than two years as designated by the Committee. At the election of the Committee, in its sole discretion, this term may also exclude any highly compensated employees (as defined in Section 414(q) of the Code) who are subject to the restrictions imposed by Section 16 of the Act.

2.04 "MARKET VALUE"

     The Market Value of the Company's Common Stock shall be determined by the average of the high and low trade price for the Common Stock on the Nasdaq Stock Market ("Nasdaq") on the relevant date in question, provided that, if on such date there was no trading in the Company's Common Stock reported on Nasdaq, then such Market Value shall be determined by reference to the average of the high and low trade price for the Common Stock on the next preceding business day on which trading in the Company's Common Stock did occur on Nasdaq. (At any time during the life of this Plan, should the Company's Common Stock no longer trade on Nasdaq, then the Committee shall determine the Market Value of the Company's Common Stock for the purposes of this Plan in good faith and in the exercise of its best judgment.)

2.05 "PARTICIPATING SUBSIDIARY"

     Any present or future corporation which (a) is a "subsidiary corporation" of Genencor International, Inc. as that term is defined in Section 424 of the Code, and (b) is designated as eligible to participate in the Plan by the Committee. After the adoption of this Plan, designations of new Participating Subsidiaries may be made by the Committee without stockholder approval so long as such Participating Subsidiary is a "subsidiary corporation" of Genencor International, Inc. as that term is defined in Section 424 of the Code.

                  ARTICLE III -- ELIGIBILITY AND PARTICIPATION

3.01 INITIAL ELIGIBILITY

     Any Company Employee shall be eligible to participate in the Plan.

3.02 COMMENCEMENT OF PARTICIPATION

     An Employee may become a participant by completing a payroll deduction authorization form provided by the Company and filing it with the Committee on or before the date set therefor by the Committee. Payroll deductions for a participant shall commence on the applicable Offering Commencement Date (as defined below) when his payroll deduction authorization becomes effective and shall end on the last purchase date applicable to any Offering in which a participant holds any options as described below, unless terminated earlier as provided in Article VIII. All Employees participating in the Plan shall have the same rights and privileges under this Plan, except that the number of shares of the Company's Common Stock that each participant may purchase hereunder will depend upon the level of such participant's Base Pay Rate and the amount of his payroll deductions authorized.

3.03 RESTRICTIONS ON PARTICIPATION

     Notwithstanding any provisions of this Plan to the contrary, no participant shall be granted an option under this Plan:

     (a) if, immediately after a grant, he would own stock or hold outstanding options to purchase stock (or any combination thereof) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

     (b) which permits his rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 per year in Market Value of the Company's stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

3.04 LEAVE OF ABSENCE

     For purposes of participation in the Plan, an Employee on leave of absence shall be deemed to be an Employee for the first 90 days of such leave of absence. Such Employee's employment shall be deemed to have terminated at the close of business on the 90th day of such leave, unless he shall have returned to regular full-time or part-time employment (as the case may be) prior to the close of business on such 90th day. Termination by the Company of any Employee's leave of absence, other than by return to full-time or part-time employment, shall terminate such Employee's participation in this Plan and rights to exercise any option hereunder in all respects. In the event of an employee's paid leave of absence under the Company's short-term disability policy, the above provisions of Section 3.04 shall apply with the number 182 substituted for the number 90 wherever it appears in Section 3.04.

                            ARTICLE IV -- OFFERINGS

4.01 OFFERINGS

     From time to time, the Committee shall set the date or dates upon which one or more offerings of the Company's Common Stock (the "Offerings") shall be made under this Plan. As used herein, the term "Offering Commencement Date" means either: (a) the date designated by the Committee on which a particular Offering begins, or (b) in the case of new Employees hired subsequent to an Offering Commencement Date, on the date such Employee is, at the Committee's discretion, granted the opportunity to participate in that Offering; and the term "Offering Termination Date" shall mean the date designated by the Committee on which a particular Offering ends. Unless otherwise designated by the Committee in its sole discretion, (a) the duration of each Offering shall be six months; (b) the first Offering shall have an Offering Commencement Date of July 1, 2001; and (c) subsequent Offerings shall run consecutively after the Offering Termination Date of the preceding Offering. No option granted pursuant to an Offering shall have a term exceeding 27 months in length.

                        ARTICLE V -- PAYROLL DEDUCTIONS

5.01 AMOUNT OF DEDUCTION

     At the time a participant files his payroll deduction authorization, he shall elect to have deductions made from his pay on each payday during the time he is a participant in this Plan at a rate of up to 15% of his Base Pay Rate as in effect at the Offering Commencement Date of such Offering. (In the case of a part-time hourly Employee, such Employee's Base Pay Rate during an Offering shall be determined by multiplying his hourly rate of pay in effect on the Offering Commencement Date by the number of regularly scheduled hours of work for such Employee during such Offering.)

5.02 PARTICIPANT'S ACCOUNT

     All payroll deductions made for a participant shall be credited to his account under the Plan. A participant may not make any separate cash payments into his Plan account.

5.03 CHANGES IN PAYROLL DEDUCTIONS

     A participant may prospectively decrease his rate of payroll deductions by filing a new payroll deduction authorization with the Committee. Such decrease will be effective for the first payroll period occurring after the new payroll deduction authorization is filed with the Committee. A participant may also discontinue his participation in the Plan as provided in Article VIII. However, except as stated above in this Section 5.03, no other change can be made to payroll deductions during an Offering.

5.04 LEAVE OF ABSENCE

     If a participant goes on a leave of absence, he shall have the right to elect: (a) to withdraw the balance in his account; or (b) to discontinue contributions to the Plan but remain a participant in the Plan.

                       ARTICLE VI -- GRANTING OF OPTIONS

6.01 NUMBER OF OPTION SHARES

     On each Offering Commencement Date, a participant shall be deemed to have been granted an option to purchase the maximum number of shares of the Company's Common Stock which may be purchased with the payroll deductions credited to the participant's account (pursuant to Article V) under the Plan at the option price set forth in Section 6.02 of this Plan; provided, however, that no participant may purchase more than 1,000 shares during any Offering. However, prior to an Offering Commencement Date, the Committee may specify a different maximum number of shares of Common Stock that may be purchased by any participant as well as a maximum aggregate number of shares of Common Stock that may be purchased by all participants pursuant to an Offering.

6.02 OPTION PRICE

     The option price at which shares of the Company's Common Stock may be purchased under any option granted under this Plan shall be the lower of:

     (a) 85% (or such other percentage from 85% to 100% as determined by the Committee in its sole discretion and applicable to all participating Employees for the Offering) of the Market Value of the Company's Common Stock on the applicable Offering Commencement Date (the "Base Option Price"); or

     (b) 85% (or such other percentage from 85% to 100% as determined by the Committee in its sole discretion and applicable to all participating Employees for the Offering) of the Market Value of the Company's Common Stock on the date shares of the Company's Common Stock are purchased through the exercise of an option (the "Alternate Option Price").

                       ARTICLE VII -- EXERCISE OF OPTION

7.01 AUTOMATIC EXERCISE

     At the end of each payroll period, each participant shall have deducted from his pay the amount authorized. Such amounts shall be held for the credit of the participant by the Company as part of its general funds for the purchase of shares hereunder and shall not accrue any interest. On the Offering Termination Date, a participant will automatically be deemed to have exercised his option to purchase, at the lower of the Base Option Price or the Alternate Option Price, the maximum number of whole shares of the Company's Common Stock that may be purchased with the amount deducted from the participant's Base Pay Rate during the period of the Offering, together with any excess funds from preceding Offerings (but not in excess of the number of shares for which options have been granted to the participant pursuant to Article VI).

     The amount of any payroll deductions remaining in a participant's account after the purchase of whole shares of Common Stock on a particular purchase date that is equal to the amount required to purchase one or more whole shares of Common Stock on such particular purchase date shall be distributed in full to the participant as soon as administratively practicable after such particular purchase date, without interest. The amount of payroll deductions remaining in a participant's account after the purchase of whole shares of Common Stock on a particular purchase date that is less than the amount required to purchase one whole share of Common Stock on such particular purchase date shall be retained in the participant's account and carried forward and applied to the purchase of shares on the next subsequent purchase date. Any excess of funds not expended on the last purchase date applicable to the final Offering under the Plan in which a participant holds any options will be returned to the participant, without interest. With respect to any participant who is subject to the restrictions imposed by Section 16 of the Act, he must hold all shares received upon the exercise of any option under this Plan for a minimum of six months following the later of (a) the date the option price is determined (as described above), or
(b) the date such shares are distributed to him before disposing of any such shares.

7.02 TRANSFERABILITY OF OPTIONS

     During a participant's lifetime, options held by such participant shall be exercisable only by that participant.

7.03 DELIVERY OF STOCK CERTIFICATES

     Unless and until otherwise determined by the Committee, all shares purchased under the Plan shall be held by a custodian/broker chosen by the Committee. However, upon written request by the participant to such custodian/broker, the custodian/broker will deliver to each participant the certificate(s) representing the shares purchased upon exercise of his option(s). No fractional shares will be issued under the Plan.

7.04 NOTIFICATION OF DISPOSITION

     Each participant agrees to notify the Company of any disposition of shares acquired under this Plan prior to the expiration of the holding periods set forth in Section 423 of the Code.

                           ARTICLE VIII -- WITHDRAWAL

8.01 GENERAL

     A participant may withdraw payroll deductions credited to his Plan account at any time by giving written notice to the Committee. All of the participant's payroll deductions credited to his account will be paid to him promptly after receipt of such notice of withdrawal, without interest, no further payroll deductions will be made from his pay and such notice may be deemed by the Company as a notice of the participant's termination of participation in the Plan. The Company may, at its option, treat any attempt by a participant to borrow on the security of his accumulated payroll deductions as an election to withdraw such deductions.

8.02 EFFECT ON SUBSEQUENT PARTICIPATION

     A participant's termination of participation in the Plan will not have any effect upon his subsequent eligibility to participate in the Plan in accordance with its terms or in any similar plan which may hereafter be adopted by the Company.

8.03 TERMINATION OF EMPLOYMENT

     Upon termination of the participant's employment for any reason, including retirement (but excluding death while in the employ of the Company) or continuation of a leave of absence for a period beyond 90 days, the payroll deductions credited to his account will be returned, without interest, to him, or, in the case of his death subsequent to termination of his employment, to the person or persons entitled thereto under Article XI.

8.04 TERMINATION OF EMPLOYMENT DUE TO DEATH

     Upon termination of the participant's employment due to his death, his beneficiary (as defined in Article XI) shall have the right to elect, by written notice given to the Committee prior to the earlier of an Offering Termination Date or the expiration of a period of 60 days following the date of the participant's death, either:

     (a) to withdraw all of the payroll deductions credited to the participant's account under the Plan, or

     (b) to exercise the participant's option for the purchase of stock on the Offering Termination Date next following the date of the participant's death for the purchase of the number of full shares of stock which the accumulated payroll deductions in the participant's account at the date of the participant's death will purchase at the applicable option price, and any excess in such account will be returned to said beneficiary, without interest.

     In the event that no such notice shall be duly received by the Company, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph
(b), to exercise the participant's option.

                           ARTICLE IX -- PLAN SHARES

9.01 MAXIMUM SHARES

     The maximum number of shares which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in
Article XI, shall be 2,000,000 shares (or such lesser amount as the Committee determines), with no more than 400,000 (or such lesser amount as the Committee determines) being offered during any calendar year; provided that, if the full 400,000 shares (or such lesser amount as the Committee determines) are not issued under the Plan in a calendar year, the difference between 400,000 shares (or such lesser amount as the Committee determines) and the actual number of shares issued during such calendar year may, at the Committee's discretion, be issued in subsequent calendar years in addition to the 400,000 share (or such lesser amount as the Committee determines) limit. Such shares may be treasury shares, including shares purchased by the Company on the open market in compliance with all applicable laws and regulations or authorized and unissued shares, as the Committee may determine in its discretion. If on any particular purchase date the number of whole shares of Common Stock otherwise purchasable by the participants is greater than the number of shares then remaining available under the Plan, the Committee shall allocate the available shares among the participants in such manner as it deems equitable and which complies with the requirements of Section 423 of Code.

9.02 PARTICIPANT'S INTEREST IN SHARES

     The participant will have no interest in any shares of the Company's Common Stock covered by any option granted hereunder until such option has been exercised.

9.03 REGISTRATION OF STOCK CERTIFICATES

     Unless and until otherwise determined by the Committee, shares purchased by participants will be held and registered in street name by a custodian/broker chosen by the Committee. However, in the event that a participant requests delivery of certificates representing the shares purchased pursuant to Section
7.03 of this Plan, certificates representing shares of the Company's Common Stock to be delivered to a participant hereunder will be registered in the name of the participant, or, if the participant so directs by written notice to custodian/broker prior to the issuance of any shares following a purchase date, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship or as tenants by the entirety, to the extent permitted by applicable law.

9.04 RESTRICTIONS ON EXERCISE

     The Committee may, in its discretion, require as conditions to the exercise of any option that a Registration Statement under the Securities Act of 1933, as amended, be effective with respect to the shares of Common Stock reserved for issuance upon the exercise of the option, and/or that the participant shall represent at the time of purchase, in form and substance satisfactory to the Company, that it is his intention to purchase the shares for investment and not for resale or distribution.

                          ARTICLE X -- ADMINISTRATION

10.01 DUTIES OF THE COMMITTEE

     The Committee shall administer the Plan in all respects. Subject to the express provisions of the Plan, the Committee shall have full authority and discretion to: (a) amend or modify the Plan and to determine the terms and conditions of all Offerings under the Plan; (b) interpret and construe any and all provisions of the Plan; (c) prescribe rules and regulations for the administration of the Plan; and (d) make all other determinations deemed necessary or advisable for its administration. The Committee's determination on the foregoing matters shall be conclusive. The Committee may not, however, make any changes to the Plan that would materially and adversely affect any option previously granted without the consent of the affected optionee. Further, the Committee may not without approval by the Company's shareholders, increase the maximum number of shares authorized for issuance under the Plan, increase the maximum number of shares that may be purchased under the Plan by an individual participant, reduce the applicable option price per share or otherwise make any material change that would cause the Plan not to meet the requirements of
Section 423 of the Code and the regulations in effect from time to time thereunder. The Committee may delegate to one or more individuals the day-to-day administration of the Plan.

                          ARTICLE XI -- MISCELLANEOUS

11.01 DESIGNATION OF BENEFICIARY

     If a participant requests the proper beneficiary designation forms from the Committee, such participant may file a written designation of a beneficiary who is to receive any stock or cash. Such designation of beneficiary may be changed by the participant at any time by written notice to the Committee. Upon the death of a participant and upon receipt by the Company of proof of identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such stock or cash to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such stock or cash to the beneficiary designated by the participant under the Genencor International, Inc. Stock Option and Stock Appreciation Right Plan; or if no such beneficiary designation exists, the Company shall deliver such stock or cash to the executor or administrator of the estate of the participant; or if (to the knowledge of the Company) no such executor or administrator has been appointed, the Company, in its discretion, may deliver such stock or cash to the spouse or to any one or more dependents of the participant as the Company may designate. No beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the stock or cash credited to the participant under the Plan.

11.02 TRANSFERABILITY

     Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Article VIII.

11.03 USE OF FUNDS

     All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

11.04 ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     (a) If, while any options are outstanding, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments shall be made by the Committee in the number and kind of shares which are subject to purchase under outstanding options and on the option exercise price or prices applicable to such outstanding options. In addition, in any such event, the number and kind of shares which may be offered in the Offerings shall also be proportionately adjusted.

     (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the assets or stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive, no later than at the Offering Termination Date applicable to each Offering then outstanding hereunder, upon the exercise of such option and for each share as to which such option shall be exercised, as nearly as reasonably may be determined the cash, securities or property which a holder of one share of the Company's Common Stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with any such transaction as it shall deem necessary to assure that the provisions of this Section shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities or property as to which such holder of such option would thereafter be entitled to receive.

     Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any participating Employee, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

11.05 EFFECTIVE DATE

     The Plan shall become effective as of the date it is approved by the Company's Board of Directors, subject to obtaining the approval of its shareholders within twelve months thereafter. If the Plan is not so approved, it shall not become effective, and all participants' unexpended payroll deductions shall be refunded, without interest. Further, notwithstanding any other provisions herein, prior to the date on which this Plan is approved by the Company's shareholders, no Company Employee who is subject to the restrictions imposed by Section 16 of the Act shall be permitted to enroll as a participant in this Plan.

11.06 AMENDMENT AND TERMINATION OF PLAN

     (a) The Board of Directors of the Company reserves the right to amend or terminate this Plan at any time, provided, however, that they may not, without approval by the Company's shareholders, increase the maximum number of shares authorized for issuance under the Plan, increase the maximum number of shares that may be purchased under the Plan by an individual participant, reduce the applicable option price per share or otherwise make any material change that would cause the Plan not to meet the requirements of Section 423 of the Code and the regulations in effect from time to time thereunder.

     (b) Notwithstanding the foregoing, this Plan and all rights of participants hereunder shall terminate on the earlier of: (i) the date as of which participants have exercised options to purchase a number of shares equal, to or greater than, the number of shares authorized for issuance hereunder; or (ii) the date as of which the Board of Directors terminates the Plan. Upon termination of the Plan, all payroll deductions shall cease and all amounts credited to participants' accounts shall be equitably applied to the purchase of the shares then available hereunder and all funds accumulated hereunder but not utilized to purchase shares will be refunded, without interest.

11.07 NO EMPLOYMENT RIGHTS

     The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

11.08 EFFECT OF PLAN

     The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

11.09 GOVERNING LAW

     The laws of the State of New York will govern all matters relating to this Plan, without giving effect to principles of conflict of laws, and except to the extent it is superseded by the laws of the United States.

11.10 PLAN EXPENSES

     The Company shall bear all expenses incurred in connection with the administration of the Plan, including all registration fees and transfer agent charges.

11.11 INDEMNIFICATION OF COMMITTEE

     Service on the Committee shall constitute service as a director or officer of the Company so that members of the Committee shall be entitled to indemnification and reimbursement as directors or officers of the Company pursuant to its Certificate of Incorporation and Bylaws.

11.12 SEVERABILITY

     If any provision of the Plan shall be held illegal or invalid in any jurisdiction, such illegality or invalidity shall not affect the remaining provisions of the Plan in such jurisdiction, or any provision of the Plan in any other jurisdiction, and the Plan shall be construed and applied in such jurisdiction as if the invalid provision had never been contained herein.

11.13 GOVERNMENTAL APPROVALS

     This Plan and the Company's obligation to sell and deliver shares of its stock under the Plan in any jurisdiction shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder in such jurisdiction.

11.14 GENDER NEUTRAL

     As used in this Plan, the masculine shall include feminine and the singular shall include the plural, and vice versa, unless the context clearly indicates to the contrary.

11.15 NON-U.S. JURISDICTIONS

     (a) The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of non-U.S. jurisdictions. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock or stock certificates which vary with non-U.S. jurisdiction requirements. In no event may any of the above rules and procedures be adopted by the Committee if such rules and procedures would violate Section 423 of the Code and the regulations thereunder.

     (b) The Committee may also adopt separate plans of employee stock purchase applicable to any one or more non-U.S. subsidiaries of the Company (to the extent consistent with Section 423 of the Code), which separate plans may be designed to be outside the scope of Section 423 of the Code. The Committee may allocate any of the shares authorized under Section 9.01 of this Plan to such separate plans; provided, however, that in no event shall the aggregate number of shares available under this Plan and all such separate plans exceed the amount set forth in Section 9.01 of this Plan.

     IN WITNESS WHEREOF, this Plan has been executed by the Employer this 13th day of March, 2001.

                                          GENENCOR INTERNATIONAL, INC.

                                          By: /s/ Stuart L. Melton
                                              ---------------------------------
                                          Title: Senior Vice President
                                                 ------------------------------

                           - DETACH PROXY CARD HERE -
--------------------------------------------------------------------------------
     _______
    |       |
    |_______|


1. Election of      FOR all nominees      WITHHOLD AUTHORITY      *EXCEPTIONS
   Directors   [ ]  listed below     [ ]  to vote for all                    [ ]
                                          nominees listed
                                          below             [ ]

             Nominees: Juha Kurkinen, Robert H. Mayer, David M. Pond

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.) *EXCEPTIONS
             -------------------------------------------------------------------

2. Proposal to approve the Genencor     3. Proposal to approve the selection of
   International, Inc. Employee Stock      PricewaterhouseCoopers LLP as the
   Purchase Plan.                          Company's independent auditors
                                           for 2001.

   FOR [ ]   AGAINST [ ]   ABSTAIN [ ]     FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

                                                Address Change and/or
                                                Comments Mark Here    [ ]

                                    Please date and sign name exactly as it
                                    appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation, indicating his/her title.

                                    Dated:                               , 2001
                                           ------------------------------

                                    -------------------------------------------
                                |             Signature of Stockholder
                                |
                           _____|   -------------------------------------------
                                    Signature of Stockholder (if held jointly)
(PLEASE SIGN, DATE AND RETURN
THIS PROXY CARD IN THE              Votes MUST be indicated (x)
ENCLOSED ENVELOPE.)                 in black or blue ink.        [X]

-------------------------------------------------------------------------------
                             - PLEASE DETACH HERE -
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE
-------------------------------------------------------------------------------
                                      3612

                          GENENCOR INTERNATIONAL, INC.

                                    P R O X Y

                       2001 Annual Meeting of Stockholders


     The undersigned hereby appoints W. THOMAS MITCHELL and STUART L. MELTON, and each and any of them, proxies for the undersigned with full power of substitution, to vote all shares of Common Stock of GENENCOR INTERNATIONAL, INC. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders to be held at the offices of the Company, 925 Page Mill Road, Palo Alto, California 94304, on Thursday, May 3, 2001 at 10 a.m., local time, and at any adjournments thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. THIS PROXY REVOKES ANY PRIOR PROXY GIVEN BY THE UNDERSIGNED. UNLESS AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES IS SPECIFICALLY WITHHELD ACCORDING TO THE INSTRUCTIONS, A SIGNED PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NAMED NOMINEES FOR DIRECTORS AND, UNLESS OTHERWISE SPECIFIED, FOR THE OTHER TWO PROPOSALS LISTED HEREIN AND DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. THE UNDERSIGNED ACKNOWLEDGES RECEIPT WITH THIS PROXY OF A COPY OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT DATED APRIL 2, 2001, DESCRIBING MORE FULLY THE PROPOSALS SET FORTH HEREIN.

(Continued and to be signed and dated on the reverse side)

                          GENENCOR INTERNATIONAL, INC.
                          P.O. BOX 11185
                          NEW YORK, N.Y. 10203-0185